EXHIBIT 3.(i).1

                           ARTICLES OF INCORPORATION
                                       OF
                                JASMINE'S GARDEN

      The undersigned, being a natural person of full age and acting as the incorporator, for the purpose of forming a corporation under the laws of the state of Nevada, hereby adopts the following Articles of Incorporation and declares:

      FIRST: The name of the corporation (hereinafter referred to as "the corporation") is:

                                JASMINE'S GARDEN

      SECOND: The place of the principal office of the corporation is 820 South Sixth Street, Suite C, Las Vegas, Nevada 89101.

      THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Nevada, other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by law.

      FOURTH: The amount of total authorized capital stock is Fifty Million (50,000,000) shares of capital stock, par value $0.001, all of which are one class, to be designated "Common Stock."

      FIFTH: Members of the governing board or this corporation shall be designated directors, and there shall be at least two (2) directors of this corporation. The number of directors may be changed from time to time by amendment to the corporation's by-laws. There is one director of this corporation. The name and address of the first directors are: JASMINE GREGORY, 34808 Highway 190, Springville, CA 93265.

      SIXTH: No paid up capital stock issued as fully paid up, after the amount of the subscription price has been paid in is subject to assessment to pay the debts of the corporation.

      SEVENTH: The name and address of the incorporator of this corporation is:

                             KENNETH G. EADE, ESQ.
                             827 State Street, Suite 12
                             Santa Barbara, CA 93101

      EIGHTH:  This corporation is to have perpetual existence.

      NINTH: There shall be no liability on the part of a director or officer of this corporation or its shareholders for damages for breach of fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of NRS 78.300.

      TENTH: The name and address in this state of the corporation's resident agent is:

                             PAUL WILLSON
                             820 South Sixth Street, Ste. C
`                            Las Vegas, Nevada 89101

      IN WITNESS WHEREOF, the undersigned incorporator has executed these articles of incorporation this 30th day of January, 2001, at Santa Barbara, CA.

STATE OF CALIFORNIA

COUNTY OF SANTA BARBARA

      I, KENNETH G. EADE, being first duly sworn, depose and say that I am the person who executed the foregoing Articles of Incorporation, and that the said Articles of Incorporation are my own act and deed.

      Executed at Santa Barbara, California, this 30th day of January, 2001, at Santa Barbara, CA.

                                    /s/
                                    --------------------------------------------
                                    KENNETH G. EADE

      Subscribed and sworn before me, Notary Public of the State of California this 30th day of January, 2001.

                                    /s/
                                    --------------------------------------------
                                    Notary Public

                                    //SEAL//


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